October 27, 2022

Reverb ETF, a series of Advisors Series Trust
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We have acted as counsel to Advisors Series Trust, a Delaware statutory trust with transferable shares (the “Trust”) in connection with the Trust’s Post-Effective Amendment No. 1102 to its Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the “Amendment”) relating to the issuance by the Trust of an indefinite number of $0.01 par value shares of beneficial interest (the “Shares”) in respect of the Reverb ETF, a series of the Trust (the “Fund”).

We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We are admitted to the Bar of The State of New York. We express no opinion herein as to any laws other than Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” (the “Delaware Statutory Trust Act”) and the federal laws of the United States. We call to your attention that, as to applicable law, our opinion is based upon our examination of the Delaware Statutory Trust Act as currently in effect.

Based upon the foregoing, it is our opinion that the shares of the Fund currently being registered under the aforesaid Registration Statement, will be legally issued, fully paid and non-assessable by the Trust, or its creditors subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

October 27, 2022

With respect to the opinion expressed above, we note that, pursuant to Section 5 of Article IV of the Declaration, the trustees of the Trust have the power to cause any shareholder, or any shareholder of a particular series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represent the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion with and as a part of the Amendment. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
SULLIVAN & WORCESTER LLP

DP/RLS